Exhibit 10.25
Execution Version
RIGHT OF FIRST REFUSAL AGREEMENT
RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into as of September 3, 2021 (the “Effective Date”), by and between CAESARS ENTERTAINMENT, INC., a Delaware corporation (“CZR”), EBCI HOLDINGS LLC, a Delaware limited liability company (“EBCI” and, together with CZR, each a “Grantor” and collectively, the “Grantors”), and VICI PROPERTIES L.P., a Delaware limited partnership (“Propco”).
RECITALS:
A.    Harrah’s NC Casino Company, LLC, an indirect wholly-owned Subsidiary of CZR, and The Eastern Band of Cherokee Indians (“EBCI Parent”) are parties to that certain Second Amended and Restated Management Agreement, dated as of March 20, 2018 (the “NC Management Agreement”). Pursuant to Section 3.3.2 of the NC Management Agreement, (i) on November 4, 2020, EBCI Parent exercised its right of first refusal to submit a proposal for participation in the integrated gaming-hotel-resort facility that is proposed to be developed and operated in Danville, Virginia (the “Danville Project”) and (ii) CZR and EBCI (which has been designated by EBCI Parent as the entity through which EBCI Parent will participate in the Danville Project) are negotiating in good faith to attempt to reach a mutually agreeable arrangement for EBCI’s participation in the Danville Project.
B.    CZR, on behalf of itself and its Affiliates, and EBCI, on behalf of itself and its Affiliates, each desires to grant to Propco, and Propco, on behalf of itself and its Affiliates, desires to accept from CZR and EBCI, certain rights of first refusal with respect to certain opportunities with respect to the ROFR Property (as defined below), in accordance with the terms, conditions and procedures set forth in this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors and Propco hereby agree as follows:
1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In no event shall (i) CZR or any of its Affiliates, (ii) EBCI or any of its Affiliates or (iii) Propco or any of its Affiliates, be deemed to be an Affiliate of any other party to this Agreement (or any of their respective Affiliates) as a result of this Agreement, the Regional Lease, the Southern Indiana Lease or any “Other Lease” (as defined in the Regional Lease) and/or as a result of any consolidation for accounting purposes by CZR (or its Subsidiaries), EBCI (or its Affiliates) or Propco (or its Affiliates) of any other such party or any other such party’s Affiliates.

|US-DOCS\121268241.11||
KL3 3324538.13

“Agreement” shall have the meaning set forth in the Preamble.
“Alternate Propco ROFR Terms” shall have the meaning set forth in Section 2(d).
“Applicable Law” means all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local governmental authority, board of fire underwriters and similar quasi-governmental authority, including, without limitation, any legal requirements under any Gaming Laws, and (b) judgments, injunctions, policies, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority.
“Arbitration Panel” shall have the meaning set forth in Section 3(a).
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.
“Casino Property” shall have the meaning set forth in the definition of “ROFR Property.”
“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.
“CZR” shall have the meaning set forth in the Preamble.
“CZR Tenant” shall have the meaning set forth in the definition of “Regional Lease.”
    “CZR-EBCI Venture” means, if the direct or indirect owner of the ROFR Property is a joint venture that includes CZR (or an Affiliate of CZR) and EBCI (or an Affiliate of EBCI), such joint venture.
“Danville Project” shall have the meaning set forth in the Recitals.
“EBCI” shall have the meaning set forth in the Preamble, and shall include current and future governmental leadership.
“Effective Date” shall have the meaning set forth in the Preamble.
“Excluded Opportunity” means any transaction or series of related transactions: (a) among solely one or more of (i) CZR (or any of its wholly or majority owned direct or indirect Subsidiaries), (ii) EBCI (or any of its wholly or majority owned direct or indirect Subsidiaries), (iii) the local Virginia member(s) of the CZR-EBCI Venture or any Subsidiary thereof (or any of its Affiliates), to the extent such local Virginia member(s)

own, in the aggregate, no more than one percent (1%) of the equity interests in the CZR-EBCI Venture, unless ownership of a higher percentage is required by Applicable Law, or (iv) the CZR-EBCI Venture (or any of its wholly or majority owned direct or indirect Subsidiaries); or (b) for which (or with respect to which) the opco/propco or other applicable structure contemplated by this Agreement would be prohibited by Applicable Law (including zoning regulations and/or any applicable use restrictions or easements or encumbrances), or which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been received or is anticipated to be received prior to the consummation of such transaction), provided that the applicable parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization, as applicable.
“Financial Information” shall have the meaning set forth in Section 2(b).
“Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, video gaming or lottery terminals, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems. For avoidance of doubt, the terms “gaming” and “gaming activities” as used in this Agreement are intended to include the meaning of the term “casino gaming” as defined in Virginia Code § 58.1-4100 and the meaning of the term “sports betting” as defined in Virginia Code § 58.1-4002.
“Gaming Authority” or “Gaming Authorities” means, individually or in the aggregate, as the context may require, any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, that holds regulatory, licensing or permit authority, control or jurisdiction over Gaming Activities or related activities (including the Virginia Lottery).
“Gaming Laws” means any Applicable Law regulating or otherwise pertaining to the ownership, control or jurisdiction over Gaming Activities or related activities (including Chapters 40 and 41 of Title 58.1 of the Virginia Code and the regulations, statements of policy and any other administrative directive promulgated pursuant to the foregoing Chapters, each as from time to time amended, modified or supplemented, including by succession of comparable successor statutes).
“Grantor” and “Grantors” shall have the meaning set forth in the Preamble.
“Grantor Closing Period” shall have the meaning set forth in Section 2(d).
“Grantor Marketing and Negotiation Period” shall have the meaning set forth in Section 2(d).
“Grantor Panel Member” shall have the meaning set forth in Section 3(b).

“Grantor Related Party” shall mean, with respect to a Grantor, such Grantor, any holding company that directly or indirectly owns one hundred percent (100%) of the equity interests of such Grantor, and any Affiliates of such Grantor.
“Licensing Event” means, with respect to a party hereunder (the “Specified Party”): (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to such Specified Party or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by such Specified Party, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the Subject Group of any other party hereunder with such Specified Party or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by such Specified Party or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which such Specified Party or any of its Affiliates is subject; or (b) any member of the Subject Group of any other party hereunder is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of a Specified Party includes any Person for which such Specified Party or its Affiliate is providing management or consulting services with respect to Gaming Activities.
“Licensing Period” shall have the meaning set forth in Section 2(f).
“NC Management Agreement” shall have the meaning set forth in the Recitals.
“Other Eligible ROFR Transaction” shall mean, in the case of any Grantor, any transaction or series of related transactions pursuant to which such Grantor or any Grantor Related Party of such Grantor proposes to sell or lease, or, to the extent within the control of any of them, cause or permit the sale or lease of (including, without limitation, by way of direct or indirect transfer of equity interests), (i) the ROFR Property and/or (ii) the Danville Project, or any portion thereof, including the real estate and/or the operations constituting the Danville Project, in each case, to a real estate investment trust (other than VICI REIT or any of its Affiliates) and/or a real estate investment trust (other than VICI REIT or any of its Affiliates) and another party as part of a related or series of related opco/propco transactions, excluding, however, any Excluded Opportunity and any Propco Opportunity Transaction.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“Propco” shall have the meaning set forth in the Preamble.

“Propco Election Period” means a period of thirty (30) days following Propco’s receipt of the applicable Propco Opportunity Package.
“Propco Landlord” shall have the meaning set forth in the definition of “Regional Lease”.
“Propco Opportunity Package” shall have the meaning set forth in Section 2(b).
“Propco Opportunity Transaction” means, in the case of any Grantor, any transaction or series of related transactions pursuant to which such Grantor or any Grantor Related Party of such Grantor proposes to enter into, or, to the extent within the control of any of them, cause or permit to be entered into, a sale leaseback transaction (including, without limitation, by way of direct or indirect transfer of equity interests) with respect to the ROFR Property, excluding, however, any Excluded Opportunity.
“Propco Panel Member” shall have the meaning set forth in Section 3(b).
“Propco ROFR” shall have the meaning set forth in Section 2(c).
“Propco ROFR Discussion Period” shall have the meaning set forth in Section 2(e).
“Purchase Agreement” shall have the meaning set forth in Section 2(e).
“Regional Lease” shall mean that certain Lease (Non-CPLV), dated as of October 6, 2017, as amended by that certain First Amendment to Lease (Non-CPLV), dated as of December 22, 2017, as amended by that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA, dated as of February 16, 2018, as amended by that certain Third Amendment to Lease (Non-CPLV), dated as of April 2, 2018, as amended by that certain Fourth Amendment to Lease (Non-CPLV), dated as of December 26, 2018, as amended by that certain Omnibus Amendment to Leases, dated as of June 1, 2020, as amended by that certain Fifth Amendment to Lease (Non-CPLV), dated as of July 20, 2020, as amended by that certain Sixth Amendment to Lease, dated as of September 30, 2020, as amended by that certain Amended and Restated Omnibus Amendment to Leases, dated as of October 27, 2020, as amended by that certain Seventh Amendment to Lease, dated as of November 18, 2020, as amended by that certain Eighth Amendment to Lease, dated as of September 3, 2021, and as may be hereafter further amended, restated or otherwise modified from time to time, pursuant to which certain Subsidiaries of Propco (individually or collectively, as the context may require, “Propco Landlord”) leases to certain Subsidiaries of CZR (individually or collectively, as the context may require, “CZR Tenant”) certain real property as more particularly described therein.
“Regional Lease Amendment” shall mean an amendment to the Regional Lease on the terms set forth in the Propco Opportunity Package and the Term Sheet, pursuant to which (a) the ROFR Property will be added to the Regional Lease as a leased property thereunder, (b) an Affiliate of Propco will join the Regional Lease as a landlord thereunder, (c) ROFR Lease Tenant will join the Regional Lease as a tenant thereunder, (d) such Affiliate of Propco, as landlord, will lease the ROFR Property to ROFR Lease Tenant, as tenant, (e) the annual rent under the Regional Lease will be increased by the ROFR Property Rent and (f) the other terms set forth in the applicable Propco Opportunity Package shall be implemented. For the avoidance of doubt, upon the effectiveness of the Regional Lease Amendment, the existing guaranty by CZR to Propco Landlord with respect to the Regional Lease shall also be amended by CZR and Propco Landlord (or reaffirmed by CZR) in form reasonably acceptable to Propco Landlord to reflect that CZR’s obligations under such guaranty also apply to the ROFR Property and to CZR Tenant’s obligations under the Regional Lease (as amended by the Regional Lease Amendment).
“REIT” shall have the meaning set forth in Section 4(q).
“ROFR Lease” shall mean (i) if, at the time a Propco Opportunity Transaction is presented to Propco pursuant to Section 2, the owner of the ROFR Property is wholly owned, directly or indirectly, by CZR, a Regional Lease Amendment (unless Propco elects in its sole and absolute discretion to lease the ROFR Property to ROFR Lease Tenant pursuant to a Single Property ROFR Lease (as defined below)), (ii) if, at the time a Propco Opportunity Transaction is presented to Propco pursuant to Section 2, the owner of the ROFR Property is wholly owned, directly or indirectly, by EBCI, a lease pursuant to which an Affiliate of PropCo, as landlord, leases the ROFR Property to ROFR Lease Tenant, as tenant, with such lease to be substantially in the form of the Southern Indiana Lease, (iii) if, at the time a Propco Opportunity Transaction is presented to Propco pursuant to Section 2, CZR, directly and/or indirectly, owns, in the aggregate, at least thirty percent (30%) of the interests in the ROFR Property, a lease pursuant to which a direct or indirect wholly owned Subsidiary of PropCo, as landlord, leases the ROFR Property to ROFR Lease Tenant, as tenant, with such lease to be in the form of the Regional Lease, revised as applicable solely to reflect a single property (such a lease, a “Single Property ROFR Lease”), (iv) if, at the time a Propco Opportunity Transaction is presented to Propco pursuant to Section 2, (x) CZR, directly and/or indirectly, owns, in the aggregate, less than thirty percent (30%) of the interests (or no interest) in the ROFR Property, and (y) EBCI, directly and/or indirectly, holds, in the aggregate, an equal or greater percentage of the ownership interests in the ROFR Property than any other party, a lease pursuant to which a direct or indirect wholly owned Subsidiary of PropCo, as landlord, leases the ROFR Property to ROFR Lease Tenant, as tenant, with such lease to be in the form of the Southern Indiana Lease, and (v) in all other cases, a lease pursuant to which an Affiliate of PropCo, as landlord, leases the ROFR Property to ROFR Lease Tenant, as tenant, with such lease to be pursuant to a customary form of lease for single property gaming REIT leases with such other changes as may be mutually agreed between Propco and such lessee acting in good faith in a commercially reasonable manner, in each case, pursuant to which the terms set forth in the Term Sheet, if applicable, and the applicable Propco Opportunity Package shall be implemented.

“ROFR Lease Tenant” shall mean the tenant of the ROFR Property pursuant to the ROFR Lease, which shall be: (a) an Affiliate of CZR in the event that the ROFR Lease is in the form described in clause (i) of the definition of “ROFR Lease”; (b) an Affiliate of EBCI in the event that the ROFR Lease is in the form described in clause (ii) of the definition of “ROFR Lease”; (c) the CZR-EBCI Venture, a Subsidiary of the CZR-EBCI Venture or a successor owner of the ROFR Property, as applicable, in the event that the lease is in the form described in clause (iii) or clause (iv), as the case may be, of the definition of “ROFR Lease”; and (d) the CZR-EBCI Venture, a Subsidiary of the CZR-EBCI Venture or a successor owner of the ROFR Property, as applicable, in the event that the ROFR Lease is in the form described in clause (v) of the definition of “ROFR Lease.”
“ROFR Property” means that certain real property together with the real property improvements thereon (together with related fixtures and other related real property) located in Danville, Virginia and more particularly described on Exhibit B attached hereto (the “Casino Property”), and including any adjacent or ancillary property and improvements forming part of, or relating to, the Casino Property (whether now owned by a Grantor Related Party of any Grantor or hereafter acquired), in the case of property that is not real property, to the extent such property would customarily be included as part of a real estate sale.
“ROFR Property Rent” means the amount of annual rent (excluding, for the avoidance of doubt, additional charges and pass-through expenses) that the Grantors propose be paid for the ROFR Property in the applicable Propco Opportunity Package.
“Single Property ROFR Lease” shall have the meaning set forth in the definition of “ROFR Lease.”
“Southern Indiana Lease” shall mean that certain Lease, dated as of the date hereof, between Caesars Southern Indiana Propco LLC, a Delaware limited liability company, Caesars Casino Riverboat LLC, an Indiana limited liability company, and Propco TRS LLC, a Delaware limited liability company.
“Subject Group” means, with respect to a party hereunder, such party, such party’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding each other party hereunder and its Affiliates.
“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity, or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests or managing membership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.
“Term Sheet” shall have the meaning set forth in Section 2(b).
“Third Panel Member” shall have the meaning set forth in Section 3(b).
“Third Party Lease” shall have the meaning set forth in Section 2(e).
“VICI REIT” shall have the meaning set forth in Section 4(q).
2.    Right of First Refusal in Favor of Propco.
(a)    Each Grantor agrees that from and after the Effective Date, such Grantor shall not, shall cause each of its Grantor Related Parties not to and, to the extent within such Grantor’s control, shall cause the CZR-EBCI Venture not to, consummate or, to the extent within such Grantor’s control, permit the consummation of any Propco Opportunity Transaction without first providing to Propco an opportunity to cause Affiliates of Propco to own and lease, as applicable, the ROFR Property and cause the ROFR Property to be leased or sub-leased, as applicable, to ROFR Lease Tenant in accordance with the procedures set forth in this Section 2.
(b)    Each Grantor agrees that prior to such Grantor, any Grantor Related Party of such Grantor or, to the extent within such Grantor’s control, the CZR-EBCI Venture consummating, or, to the extent within such Grantor’s control, permitting the consummation of, any Propco Opportunity Transaction, such Grantor shall deliver to Propco a package of information describing such Propco Opportunity Transaction and the terms upon which ROFR Lease Tenant would lease or sub-lease the ROFR Property (the “Propco Opportunity Package”), including, without limitation, the following information (subject to execution of a customary non-disclosure agreement): (i) whether the ROFR Property is owned by such Grantor or an Affiliate of a Grantor in fee or leased from a third party; (ii) the material acquisition terms, including, without limitation, the purchase price and the expected timeline for and a description of the proposed structure of such Propco Opportunity Transaction; (iii) audited (to the extent reasonably available for fiscal years within the period; otherwise unaudited) financial statements of the ROFR Property or the owner of the ROFR Property, as applicable, for the most recent twelve (12) fiscal quarter period ending on or prior to the date that is 45 days before the date upon which the Propco Opportunity Package is delivered to Propco (or, if the ROFR Property was not operating for the entirety of such twelve (12) fiscal quarter period, for the portion (if applicable) of such period when the ROFR Property was operating) (the “Financial Information”); (iv) a description of the regulatory framework applicable to the ROFR Property, including the amount and timing of any licensing fees and gaming taxes with respect thereto; and (v) a term sheet setting forth proposed terms of the ROFR Lease, which term sheet shall include, without limitation, such Grantor’s proposal for the initial ROFR Property Rent and such Grantor’s proposal for ROFR Property Rent adjustments thereafter (including annual escalations and allocations of fixed and variable rent if applicable) and, if the ROFR Lease is a lease under clause (i) of the definition of ROFR Lease, the other items set forth on Exhibit A (the “Term Sheet”). Promptly upon Propco’s reasonable request therefor, each Grantor shall provide to

Propco additional information related to the Propco Opportunity Transaction, to the extent such information is reasonably available to such Grantor.
(c)    Propco may elect, in its sole and absolute discretion, to exercise its right to cause its Affiliate to own or lease the ROFR Property and cause the ROFR Property to be leased or sub-leased to ROFR Lease Tenant in accordance with the terms set forth in the Propco Opportunity Package (the “Propco ROFR”), which Propco ROFR shall be exercisable by written notice thereof from Propco to the Grantors prior to the expiration of the Propco Election Period. If Propco does not so exercise the Propco ROFR prior to the expiration of the Propco Election Period, then Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only.
(d)    If Propco waives (or is deemed to have waived) the Propco ROFR with respect to a Propco Opportunity Transaction, then the Grantors (or the applicable Grantor Related Party) shall be free to consummate (or permit the consummation of) the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement, and, if applicable, upon terms not materially more favorable to the applicable purchaser/lessor of the ROFR Property (if any) than those presented to Propco in the Propco Opportunity Package. If at any time following Propco’s waiver (or deemed waiver) of such Propco Opportunity Transaction, the Grantors (or the applicable Grantor Related Party) desires to consummate (or permit the consummation of) such Propco Opportunity Transaction with a purchaser/lessor upon terms that are materially more favorable to the applicable purchaser/lessor than those presented to Propco in the Propco Opportunity Package (the “Alternate Propco ROFR Terms”), then the provisions of this Section 2 shall be reinstated with respect to such Propco Opportunity Transaction, and the applicable Grantor shall be required to deliver to Propco a new Propco Opportunity Package (except that such Propco Opportunity Package shall reflect the Alternate Propco ROFR Terms in lieu of the ROFR Property Rent and other Propco ROFR terms initially included in the Propco Opportunity Package) and otherwise comply once again with the procedures set forth herein prior to consummating (or permitting the consummation of) such Propco Opportunity Transaction, except that the Propco Election Period will be twenty (20) days in lieu of thirty (30) days. If Propco waives (or is deemed to have waived) the Propco ROFR, the Grantors (or the applicable Grantor Related Party) shall have (i) a period of one hundred twenty (120) days (the “Grantor Marketing and Negotiation Period”) following such waiver or deemed waiver, as applicable, in which to execute definitive purchase and lease agreements with a third party on terms not materially more favorable than those presented to Propco in the Propco Opportunity Package, and (ii) in the event such definitive agreements are executed in such one hundred twenty (120) day period, an additional period of one hundred eighty (180) days (the “Grantor Closing Period”) from the execution thereof in which to consummate the Propco Opportunity Transaction (provided, that the Grantor Closing Period may be extended by the applicable Grantor(s) for an additional ninety (90) days, if at the time of extension the applicable Grantor(s) and/or its Affiliates and the applicable purchaser/lessor are diligently proceeding to close their transaction and reasonably expect that such transaction will close within such period). If, at the end of the Grantor Marketing and Negotiation Period or the Grantor Closing Period (subject to extension as set forth above), as applicable, such definitive agreements have not been executed or the Propco Opportunity Transaction has not been consummated, as applicable, then the provisions of this Section 2 shall be reinstated with respect to such Propco Opportunity Transaction, and the applicable Grantor shall be required to deliver to Propco a new Propco Opportunity Package and otherwise comply once again with the procedures set forth herein prior to consummating such Propco Opportunity Transaction.
(e)    If Propco exercises the Propco ROFR with respect to a Propco Opportunity Transaction, then the applicable Grantor, Grantors or the applicable Grantor Related Party, as the case may be, and Propco shall proceed with the Propco Opportunity Transaction and shall structure the Propco Opportunity Transaction in a manner that allows the ROFR Property to be owned or leased (in the event the ROFR Property is then leased from a third party (“Third Party Lease”)), as applicable, by an Affiliate of Propco and leased or sub-leased, as applicable, to ROFR Lease Tenant pursuant to the ROFR Lease; provided that the structure of the Propco Opportunity Transaction as an asset sale or a sale of equity interests shall be as mutually agreed between the Grantors and Propco; and provided further, that if structured as a sale of equity interests, the equity shall be of a newly formed entity disregarded as separate from each Grantor (or the applicable Grantor Related Party) for U.S. federal income tax purposes and the only assets of which are the ROFR Property and the only liabilities of which are customary property related liabilities. The applicable Grantor or Grantors, as the case may be, and Propco shall use good faith, commercially reasonable efforts, for a period of ninety (90) days following the date on which Propco exercises the Propco ROFR, which such period may be extended upon the mutual agreement of the applicable Grantor or Grantors, as the case may be, and Propco (the “Propco ROFR Discussion Period”), to (i) negotiate and enter into (or cause its/their applicable Affiliates to enter into) a purchase and sale agreement for the ROFR Property (the “Purchase Agreement”), the ROFR Lease and any other agreements to be executed in connection with the foregoing and (ii) complete due diligence of the ROFR Property. If, despite the good faith, commercially reasonable efforts of Propco and the applicable Grantor or Grantors, as the case may be, the parties are unable to reach agreement on the terms and conditions of the Purchase Agreement, the ROFR Lease or any other agreements to be executed in connection with the foregoing prior to the expiration of the Propco ROFR Discussion Period, then, upon the expiration of the Propco ROFR Discussion Period, either (1) the terms and conditions of the Purchase Agreement and the ROFR Lease shall be established pursuant to arbitration in accordance with the procedures set forth in Section 3 (other than the specific terms thereof which were expressly set forth in the Propco Opportunity Package and the Term Sheet, if applicable, which shall not be subject to arbitration), or (2) solely with the written consent of Propco (which may be granted or withheld in Propco’s sole and absolute discretion), the applicable Grantor, Grantors, or the applicable Grantor Related Party, as the case may be, shall be free to consummate or permit the consummation of the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement, in accordance with, and subject to the conditions of, Section 2(d) (and Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Propco ROFR Discussion Period, the Propco ROFR Discussion Period shall be tolled for the duration of such arbitration.
(f)    Following the expiration of the Propco ROFR Discussion Period (or receipt of a final decision by the Arbitration Panel, as applicable), the applicable Grantor or

Grantors, as the case may be, Propco and/or their respective Affiliates (as applicable) shall have one hundred eighty (180) days to obtain all applicable licenses, qualifications or approvals from all Gaming Authorities necessary for Propco and/or its Affiliates (as applicable) to own the ROFR Property and lease the ROFR Property to ROFR Lease Tenant, for the applicable Grantor, Grantors and/or its/their respective Affiliates, as the case may be, to cause the owner of the ROFR Property to sell the ROFR Property (including the Third Party Lease, if applicable) to Propco and/or its Affiliates (as applicable) and for ROFR Lease Tenant to lease the ROFR Property from Propco and/or its Affiliates (as applicable) (the “Licensing Period”), provided that such period may be extended by the applicable Grantor or Grantors, as the case may be, or Propco or their respective Affiliates, as applicable, by up to an additional ninety (90) days if, in such party’s reasonable discretion, it is reasonably likely that such party or its Affiliates will obtain such licenses, qualifications or approvals during such period. The applicable Grantor or Grantors, as the case may be, Propco and their respective Affiliates shall cooperate during the Licensing Period in promptly seeking to obtain all such licenses, qualifications or approvals (including supplying the other party with any information which may be required in order to obtain such licenses, qualifications or approvals, and responding as promptly as practicable to any inquiry or request received from any Gaming Authority for additional information or documentation). If, on or prior to the expiration of the Licensing Period, as extended pursuant to the foregoing, Propco and/or its Affiliates (as applicable) are unable to obtain all such necessary licenses, qualifications and approvals, then the applicable Grantor or Grantors, as the case may be, (or the applicable Grantor Related Party) shall be free to consummate the Propco Opportunity Transaction without Propco’s (or its Affiliates’) involvement (and Propco shall be deemed to have waived the Propco ROFR with respect to the applicable Propco Opportunity Transaction only). For the avoidance of doubt, in the event arbitration is commenced during the Licensing Period, the Licensing Period shall be tolled for the duration of such arbitration.
3.    Arbitration.
(a)    Any dispute regarding establishing (but not interpreting) the terms and conditions of the Purchase Agreement or the ROFR Lease (other than any such terms expressly set forth in the Term Sheet or the Propco Opportunity Package) or the implementation of the terms of this Agreement so as to give full force and effect to the purpose and intent hereof, as applicable, shall be submitted to and determined by an arbitration panel comprised of three members (the “Arbitration Panel”). No more than one panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have at least twenty (20) years of experience as an arbitrator and at least ten (10) years of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming facilities.
(b)    The Arbitration Panel shall be selected as set forth in this Section 3(b). Within five (5) Business Days after the expiration of the Propco ROFR Discussion Period, the applicable Grantor or Grantors, as the case may be, shall select and identify to Propco a panel member that meets the criteria set forth in Section 3(a) (the “Grantor Panel Member”) and Propco shall select and identify to the applicable Grantor or Grantors, as the case may be, a panel member that meets the criteria set forth in Section 3(a) (the “Propco Panel Member”). If a party fails to timely select its respective panel member, the other party may notify such party in writing of such failure, and if such party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other party may select and identify to such party such panel member on such party’s behalf. Within five (5) Business Days after the selection of the Grantor Panel Member and the Propco Panel Member, the Grantor Panel Member and the Propco Panel Member shall jointly select a third panel member that meets the criteria set forth in Section 3(a) (the “Third Panel Member”). If the Grantor Panel Member and the Propco Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Grantor Panel Member and Propco Panel Member by either a Grantor or Propco, then the applicable Grantor or Grantors, as the case may be, and Propco shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association.
(c)    Within ten (10) Business Days after the selection of the Arbitration Panel, the applicable Grantor or Grantors, as the case may be, and Propco each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. The applicable Grantor or either of the Grantors, as the case may be, or Propco may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such ten (10) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the Purchase Agreement and the ROFR Lease in accordance with this Agreement and otherwise based on the Arbitration Panel’s determination of fair market terms relative to the ROFR Property. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to the applicable Grantor or Grantors, as the case may be, and Propco.
(d)    The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any state or federal court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.
(e)    The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the date hereof.
(f)    The applicable Grantor or Grantors, as the case may be, on the one hand, and Propco, on the other hand, shall bear 50/50 the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 3 (and, if applicable, each Grantor shall be responsible for an equal share of the Grantors’ fifty percent (50%) share of such fees, costs and expenses).
4.    Miscellaneous.
(a)    Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email transmission or by an overnight express service to the following address or to such other address as either party may hereafter designate:
            To CZR:    Caesars Entertainment, Inc.
                    100 West Liberty Street, Suite 1150
                    Reno, NV 89501
                    Attention: General Counsel
                    Email: equatmann@caesars.com

            To EBCI:    c/o The Eastern Band of Cherokee Indians
                    P.O. Box 455
                    247 Tsali Boulevard
                    Cherokee, NC 28719
                    Attention: Michael McConnell, Attorney General
                    Email: michmcco@nc-sherokee.com

            To Propco:    VICI Properties L.P.
c/o VICI Properties Inc.
535 Madison Avenue, 20th Floor
New York, New York 10022
Attention: Samantha S. Gallagher, General Counsel
Email: corplaw@viciproperties.com
Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by email shall be deemed given only upon an independent, non-automated confirmation from the recipient acknowledging receipt.
(b)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Grantors and Propco and their respective successors and assigns, and shall remain in full force and effect in the event of a change of control of any party (or change of governmental leadership in the case of the EBCI Parent). This Agreement shall “run with the land” and remain in full force and effect in the event of a sale, directly or indirectly, of the ROFR Property or any interests therein, or the equity of any entity that owns, directly or indirectly, the ROFR Property or any portion thereof (including, for the avoidance of doubt, any transaction contemplated in clause (a) of the definition of “Excluded Opportunity”) and the parties shall take such actions as reasonably requested by Propco to memorialize the same, including a Grantor causing, to the extent within its control, the owner of the ROFR Property to join this Agreement and execute and deliver a memorandum of this Agreement, in form and substance reasonably satisfactory to Propco, which will be recorded in the applicable real estate records. Notwithstanding anything to the contrary contained herein, each of the Grantors acknowledge and agree that promptly following the formation of the CZR-EBCI Venture, the Grantors shall cause the CZR-EBCI Venture to join this Agreement and execute and deliver a memorandum of this Agreement, in form and substance reasonably satisfactory to Propco and CZR-EBCI Venture, which will be recorded in the applicable real estate records. Neither any Grantor nor Propco shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other parties; provided, that Propco may assign its rights (but not its obligations) under this Agreement to VICI Properties Inc., or an Affiliate thereof without such prior written consent; provided, further, that if CZR or EBCI sells its indirect interest in the ROFR Property it shall cause (and shall be permitted to cause) the buyer thereof to assume its rights and obligations under this Agreement and such assigning party shall thereafter be released from its obligations hereunder.
(c)    Entire Agreement; Amendment. This Agreement, together with the exhibits hereto and any other documents and instruments executed pursuant hereto, constitute the entire and final agreement of the parties with respect to the subject matter hereof, and no provision of this Agreement may be waived, modified, amended, discharged or terminated except by an agreement in writing signed by the parties. The Grantors and Propco hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.
(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. This Agreement is the product of joint drafting by the parties and shall not be construed against any party as the drafter hereof. EBCI expressly waives the defense that EBCI may otherwise assert (and agrees that any court should not consider) that federal, state or tribal law requires exhaustion of tribal court remedies prior to suit against EBCI in a state or federal court or arbitration proceeding in which EBCI has consented to be subject to in this Agreement and which otherwise has jurisdiction over the subject matter and the parties. EBCI agrees that it shall not plead or raise as a defense to its obligations under this Agreement the requirement of exhaustion of tribal court remedies. EBCI further agrees that the tribal laws of EBCI shall not govern nor apply to this Agreement in any respect.
EBCI SHALL NOT ASSERT AS A DEFENSE OR OTHERWISE IN ANY RESPECT IN ANY LITIGATION OR OTHER PROCEEDING OR DISPUTE OR OTHERWISE IN CONNECTION WITH ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT, TRIBAL SOVEREIGN IMMUNITY. WITHOUT LIMITATION OF THE FOREGOING, EBCI WAIVES AND RELEASES ANY TRIBAL SOVEREIGN IMMUNITY THAT IT MAY POSSESS NOW OR IN THE FUTURE WITH RESPECT TO THIS AGREEMENT, THE ENFORCEMENT OF ANY CONTRACTUAL OBLIGATIONS, DUTIES OR LIABILITIES OF EBCI UNDER, ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT (WHETHER AT LAW OR IN EQUITY).
THIS WAIVER OF TRIBAL SOVEREIGN IMMUNITY IS BASED UPON, AMONG OTHER THINGS, THE OPINION, BELIEF AND CONSIDERED FINDING OF EBCI THAT THE ASSERTION OF TRIBAL SOVEREIGN IMMUNITY IN ANY

DISPUTE INVOLVING OR RELATED TO THIS AGREEMENT WOULD BE INAPPROPRIATE. EBCI EXPRESSLY WAIVES ANY REQUIREMENT OF EXHAUSTION OF TRIBAL REMEDIES IN THE ENFORCEMENT OF THIS AGREEMENT. FURTHER, EBCI REPRESENTS AND WARRANTS THAT EBCI HAS FULL POWER AND AUTHORITY UNDER ALL APPLICABLE LAWS, INCLUDING TRIBAL LAW, TO ENTER INTO THIS SECTION 4(d), WITHOUT THE CONSENT, JOINDER OR APPROVAL OF ANY OTHER PERSON OR ENTITY, AND THAT THIS SECTION 4(d) IS FULLY AUTHORIZED BY AND ENFORCEABLE AGAINST EBCI IN ACCORDANCE WITH ITS TERMS. THE WAIVER OF TRIBAL SOVEREIGN IMMUNITY PURSUANT TO THIS SECTION 4(d) SHALL COMMENCE AS OF THE EFFECTIVE DATE AND SHALL CONTINUE FOR SO LONG AS THIS AGREEMENT REMAINS IN EFFECT.
(e)    Venue. With respect to any action relating to this Agreement, each Grantor and Propco each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York, and each Grantor and Propco each waives: (a) any objection to the laying of venue of any suit or action brought in any such court; (b) any claim that such suit or action has been brought in an inconvenient forum; (c) any claim that the enforcement of this Section 4(e) is unreasonable, unduly oppressive, and/or unconscionable; and (d) the right to claim that such court lacks jurisdiction over that party. EBCI hereby submits itself to the jurisdiction of the aforesaid courts and expressly waives, releases and relinquishes any right it may have to any controversy or dispute arising from or related to this Agreement or otherwise determined in any tribal court. EBCI covenants that it will not dispute the jurisdiction of the courts referred to in this Section 4(e) based upon tribal immunity, exhaustion of tribal court remedies, or otherwise.
(f)    Waiver of Jury Trial. EACH PARTY HERETO, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.
(g)    Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.
(h)    Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.
(i)    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.
(j)    Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement. In addition, Propco agrees to, at the applicable Grantor’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over such Grantor and its Subsidiaries, if any, including the provision of such documents and other information as may be requested by such Gaming Authorities relating to such Grantor or any of its Subsidiaries, if any, or to this Agreement and which are within Propco’s control to obtain and provide.
(k)    Counterparts; Originals. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Facsimile or digital copies of this Agreement, including the signature page hereof, shall be deemed originals for all purposes.
(l)    Termination. This Agreement shall automatically terminate and be of no further force or effect from and after the earliest of such time as (i) Propco or any of its Affiliates shall have acquired the ROFR Property or (ii) the Grantors, any of their respective Affiliates or any joint venture that includes any of the foregoing shall have sold the ROFR Property (or the Danville Project, as applicable) to a third party in accordance with, and not in contravention of, the terms and conditions of this Agreement. For the avoidance of doubt, a transaction or event resulting in a change of control of either Grantor or Propco shall not result in a termination of this Agreement; provided, that a Grantor may be released from its obligations hereunder upon the assumption by a buyer of its indirect interest as provided in Section 4(b) above.
(m)    Gaming Regulations; Licensing Events; Termination.
(i)    Notwithstanding anything herein to the contrary, this Agreement and any agreement formed pursuant to the terms hereof are subject to all applicable Gaming Laws and all rights, remedies and powers under this Agreement, and any agreement formed pursuant to the terms hereof may be exercised only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities.
(ii)    If there shall occur a Licensing Event with respect to a party hereunder (the “Affected Party”) and any aspect of such Licensing Event is attributable to a member of the Subject Group of another party hereunder (the “Causing Party”), then the Affected Party shall notify the Causing Party as promptly as practicable after becoming aware of such Licensing Event (but in no event later than twenty (20) days after becoming aware of such Licensing Event). In such event, the Causing Party shall, and shall use commercially reasonable efforts to cause the other members of its Subject Group to, use commercially reasonable efforts to assist the Affected Party and its Affiliates in resolving such Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, the Affected Party shall have the right, at its election in its sole discretion, either to (A) terminate this Agreement or (B) cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as such Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities and the Affected Party in its sole discretion, upon no less than ninety (90) days’ written notice thereof to the Causing Party following such Licensing Event which is not cured within the period required by the applicable Gaming Authorities (or such lesser time as required by any applicable Gaming Authority); provided, however, that in the event that a Licensing Event occurs with respect to a Grantor that is (x) attributable to a member of the Subject Group of the other Grantor and (y) arises as a result of the CZR-EBCI Venture, then the Causing Party shall, and shall use best efforts to cause the other members of its Subject Group to, use best efforts to assist the Affected Party and its Affiliates in resolving such Licensing Event in accordance with the foregoing provisions of this Section 4(m)(ii) (and which standard of effort, for the avoidance of doubt, shall be in lieu of the “commercially reasonable efforts” standard that would otherwise apply).
(n)    Intentionally Omitted.
(o)    Guaranty. In the event ROFR Lease Tenant and Propco and/or its Affiliates enter into a stand-alone lease pursuant to this Agreement, (i) if, at the time ROFR Lease Tenant and Propco and/or its Affiliates enter into such lease, ROFR Lease Tenant is wholly owned, directly or indirectly, by CZR, CZR will guaranty the performance of ROFR Lease Tenant under such lease to the same extent as it guarantees the performance of the applicable lessees under the Regional Lease, such guaranty to be substantially similar in form and substance as the form of CZR guaranty entered into with respect to the Regional Lease with such other changes as may be mutually agreed between Propco and CZR acting in good faith in a commercially reasonable manner, (ii) if, at the time ROFR Lease Tenant and Propco and/or its Affiliates enter into such lease, ROFR Lease Tenant is wholly owned, directly or indirectly, by EBCI, EBCI Parent will guaranty the performance of ROFR Lease Tenant under such lease to the same extent as it guarantees the performance of the applicable lessee under the Southern Indiana Lease, such guaranty to be substantially similar in form and substance as the form of EBCI Parent guaranty entered into with respect to the Southern Indiana Lease with such other changes as may be mutually agreed between Propco and EBCI acting in good faith in a commercially reasonable manner, (iii) if, at the time ROFR Lease Tenant and Propco and/or its Affiliates enter into such lease, ROFR Lease Tenant is the CZR-EBCI Venture (or a wholly owned direct or indirect Subsidiary of the CZR-EBCI Venture), whichever of CZR and EBCI that holds the greater percentage of the ownership interests in the CZR-EBCI Venture will guaranty the performance of ROFR Lease Tenant under such lease to the same extent as it guarantees the performance of the applicable lessees or lessee under the Regional Lease or Southern Indiana Lease, as applicable, such guaranty to be substantially similar in form and substance as the form provided in clause (i) or (ii) above, as applicable, provided that, in the event that each of CZR and EBCI hold an equal ownership interest in the CZR-EBCI Venture, each of CZR and EBCI Parent shall provide a several guaranty as to fifty percent (50%) of ROFR Lease Tenant’s obligations under such lease, and (iv) if, at the time a Propco Opportunity is presented to Propco pursuant to Section 2, the owner of the ROFR Property is not CZR, EBCI, the CZR-EBCI Venture (unless neither CZR nor EBCI has an ownership interest therein) or any of their respective Affiliates, the Parent Company (as defined in the Southern Indiana Lease), if any, of such owner (or the Parent Company of the entity owning a majority ownership interest in the CZR-EBCI Venture if neither CZR nor EBCI Parent is otherwise providing a guaranty pursuant to clause (iii) above) will guaranty the performance of the lessee under such lease pursuant to a customary form of guaranty for gaming REIT leases with such other changes as may be mutually agreed between Propco and such lessee acting in good faith in a commercially reasonable manner.
(p)    Remedies. Each party hereto expressly acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach of this Agreement, that any actual or threatened breach by such party of any of the provisions of this Agreement might result in immediate, irreparable and continuing injury to the other party hereto and that a remedy at law for any such actual or threatened breach by any such party of the provisions of this Agreement might be inadequate. Each party hereto therefore agrees that the other party shall be entitled, without the posting of a bond, to temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in the case of any such actual or threatened breach by such party.
(q)    REIT Protection. This Agreement shall be interpreted in a manner that is consistent with the continued qualification of VICI Properties Inc., a Maryland corporation (“VICI REIT”) as a “real estate investment trust” under Section 856(a) of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions thereto (a “REIT”). Notwithstanding anything to the contrary set forth in this Agreement, none of VICI REIT, Propco or any of their Affiliates shall be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT.
(r)    Other Eligible ROFR Transaction. Notwithstanding anything to the contrary herein, from and after the Effective Date, no Grantor shall consummate, nor cause any Grantor Related Party of such Grantor to consummate, nor, to the extent within the control of such Grantor, permit the consummation of, any Other Eligible ROFR Transaction without first complying with the terms of this Agreement, including this Section 4(r), as though it were a “Propco Opportunity Transaction” (and the references in Section 2 hereof to “Propco Opportunity Transaction” shall, subject to clause (vi) below, be deemed to refer to an “Other Eligible ROFR Transaction”) except as follows: (i) the Propco Election Period shall be extended from thirty (30) to forty-five (45) days (or from twenty (20) to thirty (30) days, in the case of Alternative Propco ROFR Terms as provided for in Section 2(d)), in order to permit Propco and its Affiliates to find an operator with which to exercise the Propco ROFR, (ii) the Propco ROFR Discussion Period shall be extended to one hundred twenty (120) days and the Licensing Period shall be extended to two hundred seventy (270) days with respect to the Other Eligible ROFR Transaction; (iii) the Grantor Marketing and Negotiation Period shall be extended to one hundred fifty (150) days and the Grantor Closing Period shall be extended to two hundred seventy (270) days with respect to the Other Eligible ROFR Transaction, (iv) prior to its exercise of the Propco ROFR, Propco may designate one or more bona fide operators to receive Financial Information and the proposed purchase price for the ROFR Property from the Grantors regarding the ROFR Property (but not any other information regarding the ROFR Property, and subject to execution by such operators of a customary non-disclosure agreement with the Grantors), (v) upon its exercise of the Propco ROFR, Propco may select one of the foregoing operators with which to pursue the exercise of the Propco ROFR and Propco shall thereafter be permitted to share customary due diligence information with respect to the ROFR Property with such designated operator pursuant to the terms of the aforementioned non-disclosure agreement, (vi) the terms of this Agreement that are specific to a sale leaseback structure involving the Grantors, including the required form of ROFR Lease and the guaranty by CZR, EBCI Parent and/or a Parent Company, as applicable, of the performance thereunder, shall not apply, (vii) if Propco exercises the Propco ROFR with respect to an Other Eligible ROFR Transaction that pertains to the operations of a Grantor or a Grantor Related Party with respect to a Grantor (as applicable) at the ROFR Property, then the Purchase Agreement and other agreements that are negotiated and entered into pursuant to Section 2(e) with respect to such Other Eligible ROFR Transaction shall provide for the purchase of the operations conducted on the ROFR Property and operating assets (other than any licenses, qualifications or approvals) related thereto, (viii) if Propco exercises the Propco ROFR with respect to an Other Eligible ROFR Transaction that pertains to all or a portion of the ROFR Property upon which operations of a Grantor or a Grantor Related Party with respect to a Grantor (as applicable) are conducted, then the Purchase Agreement and other agreements that are negotiated and entered into pursuant to Section 2(e) with respect to such Other Eligible ROFR Transaction shall provide for (x) the purchase of such portion of the ROFR Property by Propco and/or its Affiliates and, if applicable, (y) the purchase of the operations conducted on the ROFR Property, or portion thereof, and operating assets (other than any licenses, qualifications or approvals) related solely thereto by one or more bona fide operators, (ix) the parties will work in good faith to resolve any issues related to the implementation of this Agreement with respect to an Other Eligible ROFR Transaction that are not specifically addressed herein, and (x) to the extent, after the exercise of such good faith efforts, the parties cannot so agree, any matters remaining unresolved at the end of the Propco Election Period or the Propco ROFR Discussion Period, as applicable, shall be established pursuant to arbitration in accordance with the procedures set forth herein. Except to the extent otherwise expressly set forth in this Agreement (including, for the avoidance of doubt, Section 2 and this Section 4(r)), each Grantor and each Grantor Related Party of a Grantor shall not be prohibited from selling or leasing the Danville Project, the ROFR Property or any portion thereof and/or any operations conducted thereon or related thereto to any third party.
(s)    ROFR Agreements. Neither any Grantor nor any Grantor Related Party of a Grantor shall enter into any right of first refusal agreement with any party with respect to a Propco Opportunity Transaction or an Other Eligible ROFR Transaction, other than with Propco or its Affiliates.
(t)    Obligations of the Grantors. The obligations of the Grantors under this Agreement are several and are not joint or joint and several; it being understood that no Grantor shall be liable for the actions or inactions of the other Grantor (or any Grantor Related Party of the other Grantor) hereunder.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, CZR, EBCI and Propco have executed this Right of First Refusal Agreement as of the date first set forth above.

CZR:

CAESARS ENTERTAINMENT, INC.,
a Delaware corporation

By:    /s/ Bret D. Yunker
Name: Bret D. Yunker
Title:Chief Financial Officer

[Signatures continue on next page]

[Signature Page to Right of First Refusal (Danville)]
KL3 3324538.13

EBCI:

EBCI HOLDINGS, LLC,
a Delaware limited liability company

By:    /s/ R. Scott Barber
Name:R. Scott Barber
Title: Chief Executive Officer

[Signatures continue on next page]
[Signature Page to Right of First Refusal (Danville)]
KL3 3324538.13

PROPCO:

VICI Properties L.P.,
a Delaware limited partnership

By:    VICI Properties GP LLC,
    a Delaware limited liability company,
    its general partner

    By:     /s/ David A. Kieske
    Name: David Kieske
    Title:     Treasurer

[Signature Page to Right of First Refusal (Danville)]
KL3 3324538.13

EXHIBIT A
Term Sheet
1.The ROFR Property will be added to the Regional Lease.
2.The ROFR Property will be included as one of the “Excluded Facilities” under the Regional Lease.
3.There will be no increase or other change to the “2018 EBITDAR Pool” as a result of the addition of the ROFR Property.
4.The existing Minimum Cap Ex Requirements under the Regional Lease will increase to account for the addition of the ROFR Property to the Regional Lease, in a manner consistent with the methodology used to add the Fifth Amendment Additional Property to the Regional Lease.
5.The initial rent payable with respect to the ROFR Property shall be incorporated into, and form a part of, the Rent then being paid under the Regional Lease and shall, from and after the closing, be payable, escalate and adjust at all times and in all circumstances in tandem with (and as incorporated into) such Rent as provided under the Regional Lease.
6.For purposes of calculating Variable Rent under the Regional Lease, the Net Revenue of the ROFR Property in respect of any portion of any Variable Rent Determination Period which preceded the ROFR Property’s incorporation into the Regional Lease will be based on actual Net Revenue for the ROFR Property during such preceding period, as applicable, as reasonably evidenced to Propco based on available Financial Statements and other reasonable data reasonably requested by Propco (provided, that (a) if the ROFR Property generated Net Revenue for a portion (but less than all) of such a Variable Rent Determination Period, then the Net Revenue with respect to the ROFR Property for such Variable Rent Determination Period shall be pro-rated based on the portion of such Variable Rent Determination Period during which the ROFR Property generated Net Revenue and (b) if the ROFR Property did not generate any Net Revenue during a Variable Rent Determination Period, then the Net Revenue with respect to the ROFR Property for such Variable Rent Determination Period shall be determined based on Net Revenue information for the ROFR Property available as of the date of the applicable ROFR Lease, pursuant to a methodology to be agreed between CZR and VICI, each acting reasonably), it being understood, for the avoidance of doubt, that there will be no retroactive adjustment of Variable Rent under the Regional Lease as a result of the foregoing.
7.The length of the Maximum Fixed Rent Term with respect to the ROFR Property under the Regional Lease shall be subject to a remaining useful life analysis obtained by CZR and reasonably satisfactory to Propco, and Schedule 3 of the Regional Lease shall be revised accordingly to reflect same, in each case consistent with the methodology used with respect to the existing Leased Property under the Regional Lease.
Exhibit A
|US-DOCS\121268241.11||
KL3 3324538.13

* Capitalized terms used in this Term Sheet and not otherwise defined in the Agreement shall have the respective meanings ascribed to such terms in the Regional Lease.
Exhibit A
|US-DOCS\121268241.11||
KL3 3324538.13

EXHIBIT B
Legal Description of the Casino Property
Exhibit B
|US-DOCS\121268241.11||
KL3 3324538.13